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                                                                    EXHIBIT 10.7

                            [ORIUS CORP. LETTERHEAD]



[ORIUS LOGO]


                            CONFIDENTIAL MEMORANDUM



TO:                         Bill Mullen

FROM:                       Bill Mercurio

VIA:                        FACSIMILE (314) 272-2022

SUBJECT:                    CATV Group President - Revised

DATE:                       September 24, 1999

--------------------------------------------------------------------------------
In connection with our recent conversation regarding your appointment as President of the CATV Group, I would like to clarify the following points:

         1. Salary - $200,000 per year with an increase to $225,000 six (6) months after the effective date of your appointment.


         2. Bonus - Based on the CATV group's results for the year 2000. The Incentive Plan is attached to this memorandum. (The CATV group's budget will be finalized within sixty (60) days.)

         3.   Employment Agreement

                    (A)  Extend Agreement through June 30, 2002

                    (B) Existing Employment Agreement provision regarding forfeiture of shares issued in acquisition will terminate on June 30, 2001, and therefore are not subject to the extension indicated in (A) above,

                    (C) Shares purchased for cash in February 1999 (at $24.20 per share - before splits) are not subject to the forfeiture provision indicated above,

                    (D) Upon expiration of the Extended Employment Agreement, you have the option to remain on the Company's group plan for twelve (12) years, providing you reimburse the Company for 50% of the cost.






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CATV Group President
September 24, 1999
Page 2 of 2 Pages


         4. Stock Option Plan - effective with the date of your appointment you will be granted an option to purchase 50,000 shares of Orius Corp. Common Stock at $14.09 per share. In addition, at the first and second anniversary of your employment (2000 and 2001) you will be granted additional options at the prevailing market price at that time. However, each grant will not be less than 15,000 shares.

         5. Responsibilities - You will be responsible for all the operations of the CATV Group including management of resources, administration including systems, preparation of business plans, marketing, and execution of our operational integration process as required. In addition, you will report directly to Joe Powers.

         6. Relocation - It is expected that you will be relocated to the Corporate Headquarters within ninety (90) days. The Company will reimburse you for reasonable relocation expenses in accordance with Company policy.

         7. Other - It is understood that all of the above is subject to approval by the Compensation Committee of the Board of Directors.

If this does not accurately reflect our discussion, please contact me immediately for clarification. I appreciated your willingness to accept a very significant role at Orius, which will further assist our Company to achieve its strategic goals.

/rd



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                               EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement") dated as of June 30, 1998 is entered into by and between U.S. CABLE INC., a Wisconsin corporation (the "Company"), and WILLIAM G. MULLEN (the "Executive").

                                    Recitals

         The Company, through it's Board of Directors, desires to retain the services of Executive, and Executive desires to be retained by the Company, on the terms and conditions set forth in this Agreement.

                                    Agreement

         For and in consideration of the foregoing and of the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The company hereby employs Executive to serve in the capacities described herein and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

2. TERM. The term of Executive's employment pursuant to this Agreement shall commence on the date hereof and shall terminate at the close of business on June 29, 2001, subject to earlier termination in accordance with the other terms and conditions set forth herein.

3. DUTIES. Executive shall serve as and have the title of President of the Company. The Executive's principal place of employment shall be in O'Fallon, Missouri. Executive agrees to devote his full business time, energy, skills and best efforts to such employment while so employed. Nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the Board of Directors, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him or from serving, subject to the prior approval of the Board of Directors, as a member of the board of directors or as a trustee of any other corporation, association or entity.

4. COMPENSATION.

         (a) Base Compensation. The Company shall pay Executive, and Executive agrees to accept, base compensation at the rate of $140,000.00 (One Hundred Forty Thousand) per year, payable in equal installments no less frequently than monthly, through the term of this Agreement ("Base Compensation"). The Base Compensation specified in this Section 4(a) may be increased annually during the term of this Agreement in the sole discretion of the Compensation Committee of the Board of Directors.

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5. FRINGE BENEFITS.

         (a) Generally. The Company is a wholly-owned subsidiary of its parent corporation (the "Parent"). Executive shall be eligible for fringe benefits pursuant to any insurance, pension or other employee fringe benefit plan approved by the Board of Directors of the Parent that now or hereafter may be made available to employees of the Parent and/or its subsidiaries and for which Executive will qualify according to his eligibility under the provisions thereof. The Parent will adopt a bonus plan for the senior executives of each of its subsidiaries. The Executive shall be entitled to participate in such bonus plan.

         (b) Health and Disability Insurance. Executive shall be entitled to participate in health and disability insurance plans that the Company offers to other executive officers of the Company from time to time. The Company shall offer such programs as are reasonable for comparably sized businesses.

         (c) Vacation Holidays and Illness. During the term of this Agreement. Executive shall be entitled to days off for vacation (not less than four (4) weeks per year). holidays, illness or where appropriate purposes.

         (d) Other Benefits. During the term of his employment by the Company, Executive shall be provided with the full-time use of a motor vehicle selected by the Company's Board of Directors but at least comparable to the motor vehicle used by Executive as of the date of this Agreement, and the Company shall pay all reasonable operating expenses associated therewith.

6. EXPENSES. Except as otherwise agreed to herein, the Executive shall be reimbursed for all usual expenses incurred on behalf of the Company, in accordance with Company practices and procedures, provided that:

         (a) Each such expenditure is of a nature deductible under Section 162 of the Internal Revenue Code on the Federal income tax return of the Company as a business expense and not as deductible compensation to Executive; and

         (b) Executive furnishes the Company with adequate documentary evidence required by the Code or any regulation promulgated thereunder for the substantiation of such expenditures as a deductible business expense of the Company and not as deductible compensation to Executive.

Executive agrees that, if at any time, any payment made to Executive by the Company as a business expense reimbursement shall be disallowed in whole as a deductible expense to the Company by the appropriate wing authorities, Executive shall reimburse the Company to the fall extent of such disallowance. This paragraph shall not apply to the fringe benefits set forth in Sections 5(a) - 5(d) hereof.


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7. TERMINATION. The term of Executive's employment under this Agreement may be terminated prior to expiration of the term provided in Section 2 hereof only in accordance with the following paragraphs.

         (a) For Cause. This Agreement may be immediately terminated by the Company for Cause (as herein defined). For purposes of this Agreement. the term "Cause" shall mean the termination of the Executive by the Board of Directors of the Company as a result of the existence or occurrence of one or more of the following conditions or events:

             (i) a material breach by the Executive of any provision of this Agreement, or the willful and continued failure of Executive to perform his duties under his employment with the Company; if such breach or failure to perform is capable of cure. Executive shall be give notice and such breach or failure to perform shall not be deemed a basis for Cause if cured within 48 hours after written notice is received by Executive specifying the alleged breach or failure to perform in reasonable detail;

             (ii) Executive's willful misconduct in connection with the performance of his duties as an employee or officer of the Company;

             (iii) performance by the Executive of any act of fraud or material misrepresentation or a material act of misappropriation which results or is intended to result in Executive's personal enrichment at the expense of the Company;

             (iv) conviction of the Executive of any crime which constitutes; a felony offense involving violence (but not involving a motorized vehicle) or fraud, embezzlement, theft or business activities;

             (v) the entry of a judgment or order enjoining or preventing the Executive from such activities as are essential for the Executive to perform his services as required by this Agreement unless such judgment or order is the subject of an appeal or other proceedings to set it aside or modify it and such proceedings are timely filed and being pursued with due diligence; or

             (vi) Executive has engaged in willful and deliberate conduct or activities intended to materially damage the business of the Company, it being understood that neither conduct or activities pursuant to the Executive's exercise of his good faith business judgment nor unintentional physical damage to properties by the Executive shall be a ground for such a determination.

         (b) Mutual. Executive's employment under this Agreement may be terminated upon mutual written agreement of the Company and the executive.

         (c) Death. In the event of the death of Executive, this Agreement shall terminate immediately.

         (d) Disability. If, during Executive's employment under this Agreement, Executive shall become permanently disabled and unable to perform his duties as required herein


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("Disability") for a consecutive period of one hundred eighty (180) days, then the Company, upon thirty (30) days written notice to Executive, terminate Executive's employment under this Agreement.

 8. DEATH AND DISABILITY. In the event of the termination of Executive's employment under this Agreement by reason of the Executive's death or Disability, the Company shall pay Executive (or his heirs and/or personal representatives). Base Compensation through a date which is one (1) year after the date of termination for Disability as provided in Paragraph 7(d), respectively.

 9. SEVERANCE. In the event of the termination of Executive's employment under this Agreement for any reason other than Executive's death or Disability, the Company shall provide the payments and benefits to Executive as indicated below:

        (a) With Cause or Voluntary Termination by Executive. If Executive is terminated for Cause (as defined in Section 7(a) of this Agreement), or if Executive voluntarily terminates his employment with the Company, the Company shall be obligated only to continue to pay to Executive his Base Compensation, if any, earned up to the date of termination and shall reimburse the Executive for any expenses to which the Executive is due reimbursement by the Company under Section 6 hereof. In addition, Company shall pay vested benefits, if any, owed to Executive under any plan provided for Executive under Paragraph 5 hereof in accordance with the terms of such plan as in effect on the date of termination of employment under this Paragraph 9(a).

        (b) Without Cause. In the event that the Company shall terminate the Executive without cause, the Company shall be obligated to continue to pay full compensation and benefits to the Executive through and including June 29, 2001 as if the Executive had not been so terminated.

10. CONFIDENTIAL INFORMATION. Executive recognized and acknowledges that he will have access to certain confidential information of the Company and of corporations with whom the Company does business, and that such information constitutes valuable, special and unique property of the Company and such other corporations. For the period of time which is the greater of (i) the fourth anniversary of the date hereof or (ii) one year after the Executive is no longer employed by the Company ("Confidentiality Period"), Executive agrees not to disclose or use any confidential information, including without limitation, information regarding research, suppliers, customers, costs or any knowledge or information with respect to confidential or trade secrets of the Company, it being understood that such confidential information dos not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, reports, sketches, plans unpublished memoranda or other documents belonging to the Company, but held by Executive, concerning any information relating to the Company's business, whether confidential or not, are the property of the Company and will be promptly delivered to ut upon Executive's leaving the employ of the Company. Executive also agrees to execute such confidentiality agreements that the Board may adopt, and may modify from time to time as a


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standard form to be executed by all employees of the Company, to the extent such standard forms are not materially more restrictive than the provisions of this Agreement.

11. NON-SOLICITATION. At all times during the term of this Agreement, and thereafter during his period of non-competition, Executive shall not, directly or indirectly, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with any of the offices, employees, agents, consultants, customers or supplies of the Company to terminate their employment, or other relationship, with or compete against the Company or any present or future subsidiaries, parents or affiliates of the Company in the cable industry (the "Business").

12. NON-COMPETITION. Executive acknowledges that his services and responsibilities are unique in character and are of particular significance to the Company, that the Company engages in a competitive business with a national market and that Executive's continued and exclusive service to the Company under this Agreement is of a high degree of importance to the Company. Therefore, for the period of time which is the greater of (i) the fourth anniversary of the date hereof or (ii) one year after the Executive is no longer employed by the Company (the "Noncompete Period"), Executive shall not, directly or indirectly, engage in the Business, or in any other business which, at the time of Executive's termination, the Company or any of its subsidiaries, parents or affiliates is actively engaged in, except as an employee or agent of the Company, and shall not, directly or indirectly, as owner, partner, joint venturer, employee, broker, agent, corporate officer, principal, licensor, shareholder (unless as owner of no more than three percent (3%) of the issued and outstanding capital stock of such entity if such stock is publicly traded) or in any other capacity whatsoever, engage in or have any connection with any business which is competitive with the Business, and which operates anywhere in the United States where the Company or any of its subsidiaries, parents or affiliates is doing or has done business within the prior three (3) years. The provisions of this Paragraph 12 shall not apply if Executive is terminated without cause pursuant to Paragraph 9(b) hereof.

13. RESTRICTIVE COVENANTS.

            (a) If, in any judicial proceedings, a court shall refuse to enforce any of the covenants included in Paragraphs 10, 11, 94 12 hereof, then such unenforceable covenant shall be amended to relate to such lesser period or geographical area as shall be enforceable. In the event the Company should bring any legal action or other proceeding against Executive for enforcement of this Agreement, the calculation of the Noncompete Period, if any, shall not include the period of time commencing with the filing of legal action or other proceeding to enforce this Agreement through the date of final resolution including all appeals, if any, of such legal action or other proceeding unless the Company is receiving the practical benefits of Paragraph 12 during such time.

            (b) Executive hereby acknowledges that the restrictions on his activity as contained in this Agreement are required for the Company's reasonable protection and is a material inducement to the company to enter into this Agreement. Executive hereby agrees that in the event of the violation by him of any of the provisions of this Agreement, the Company will be entitled to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by Executive


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or to enjoin Executive from engaging in any activity in violation hereof. The prevailing party in any litigation brought to enforce the restrictive provisions contained in this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorneys' fees and expenses incurred in connection with such litigation. The existence of any claim or cause of action by Executive against the Company predicated on this Agreement shall not constitute a defense to the enforcement by the Company of these covenants.

            (c) Notwithstanding anything to the contrary contained herein, in the event that Executive engages in any conduct prohibited by Paragraphs 10, 11, or 12 hereof for any reason whatsoever, Executive shall not receive any of the severance benefits he otherwise would be entitled to receive pursuant to Paragraph 9 hereof.

14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the addresses below or to such other address as either party shall designate by written notice to the other:

    If to the Executive: To the address set forth below his signature on this signature page hereof.

    If to the Company:


    U.S. Cable Inc.
    c/o North American Tel-Com Group, Inc.
    1401 Forum Way, Suite 400
    West Palm Beach, FL  33401

15. REPURCHASE PROVISIONS

        (a) Prior to a Qualified Public Offering (as that term is defined in that certain Stockholders Agreement of Parent dated as of March 31, 1998), in the event the Executive is either terminated for Cause (as defined in Section 7(a) of this Agreement) or resigns from employment with the Company ("Repurchase Termination"), all of the Executive's shares of Common stock of Parent, whether held by Executive or transferred by Executive to one or more transferees (collectively, the "Executive Stock"), shall be subject to repurchase by Parent as set forth in this Paragraph 15 (the "Repurchase Option").

        (b) Following any Repurchase Termination Parent shall have the right, but not the obligation, to purchase all, but not less than all, of the Executive Stock for the book value of such securities.

        (c) The Board of Directors of Parent may elect to exercise the Repurchase Option by delivering written notice (the "Repurchase Notice") to the holder or holders of such stock within forty-five (45) days after the date of the Repurchase Termination. The Repurchase Notice will set forth the number of shares of the Executive Stock to be acquired from each holder, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction.

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            (d) The closing of the purchase of the Executive Stock pursuant to the Repurchase Option shall take place on the date designated by Parent in the Repurchase Notice, which date shall not be more than forty-five (45) days nor less than two (2) business days after the delivery of the Repurchase Notice. Parent shall pay for the Executive Stock to be purchased pursuant to the Repurchase Option by delivery of (i) a check or wire transfer of funds, (ii) a subordinated note or notes payable prior to the first anniversary of the closing of such purchase and bearing interest at a rate per annum equal to the prime rate of interest as announced by Citibank, N.A., or (iii) both (i) and
(ii), in the aggregate amount of the purchase price for such shares; provided that Parent shall use reasonable efforts to make all such repurchases with a check or wire transfer of funds unless prohibited by law or by its lenders (in writing). Any notes issued by Parent pursuant to this Paragraph 15(d) shall be subject to any restrictive covenants to which Parent is subject at the time of such purchase Parent shall be entitled to receive customary representations and warranties as to title from the sellers regarding such sale and to require all sellers' signatures be guaranteed. Parent may elect to assign its right tot purchase to the stockholders of parent (which rights to purchase shall be distributed pro rata to all stockholders (other than the Executive), based upon the number of votes held by such stockholders). In the event Parent elects to assign its rights to the other stockholders of Parent (other than the Executive) such other stockholders shall have the same right as Parent to purchase stock pursuant to the Repurchase Notice.

            (e) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of the Executive Stock by Parent hereunder shall be subject to applicable restrictions contained in the Florida Business Corporation Act and in Parent's and is Subsidiaries' debt and equity financing agreements. if any such restrictions prohibit the repurchase of the Executive Stock hereunder which Parent is otherwise entitled or required to make, Parent make such repurchases as soon as it is permitted to do so under such restrictions, but in any event within 180 days of the Repurchase Termination.

            (f) Notwithstanding anything to the contrary contained in this Agreement, Parent's right to repurchase the Executive Stock shall terminate upon the consummation of Qualified Public Offering.

16. ENTIRE AGREEMENT; MODIFICATION.

            (a) This Agreement contains the entire agreement of the Company and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments between the parties hereof.

            (b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

17. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties. Neither party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party.


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18. TERMINATION. All of the provisions of this Agreement shall terminate after the expiration of the Term of this Agreement, except that (i) Paragraphs 10 and 11 shall only terminate upon the expiration of the Confidentiality Period (ii) Paragraph 12 (except as set forth in the last sentence thereof) shall only terminate upon the expiration of the Noncompete Period and (iii) Paragraph 16 shall only terminate upon a Qualified Public Offering.

19. MISCELLANEOUS.

            (a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

            (b) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

            (c) All written notices required in this Agreement shall be sent postage prepaid by certified or registered mail, return receipt requested or by overnight delivery service against receipt or by overnight delivery service against receipt.

            (d) In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closet to the intent of the parties.

            (e) The prevailing party in any litigation brought to enforce the provisions contained in this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorney's fees and expenses incurred in connection with such litigation.

            (f) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


                                   U.S. CABLE INC.

                                   By: /s/ KENNETH CHILDRESS
                                      -------------------------
                                   Its: Secretary/Treasurer



                                   EXECUTIVE


                                   /s/ WILLIAM G. MULLEN
                                   -----------------------------
                                   William G. Mullen


                                   Address:


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